UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2012

American Water Works Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1025 Laurel Oak Road

Voorhees, NJ 08043

(Address of principal executive offices, including zip code)

(856) 346-8200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2012, American Water Works Company, Inc. (the “Company”) entered into a new employment letter agreement (the “Agreement”) with Jeffry E. Sterba, its President and Chief Executive Officer. The agreement supersedes the previous letter agreement, dated August 15, 2010, as amended, between Mr. Sterba and the Company, addressing Mr. Sterba’s terms of employment.

Under the Agreement, Mr. Sterba will continue to serve as the Company’s President and Chief Executive Officer, and as a member of our Board of Directors (assuming he continues to be elected by the stockholders). The Agreement contains the following compensatory provisions:

•	Mr. Sterba’s annual base salary is increased to $750,000, effective on March 19, 2012.

•	Mr. Sterba’s target award under the Company’s annual incentive plan will continue to be 100% of his annual base salary.

•

With respect to options to purchase 25,000 shares previously granted to Mr. Sterba in August 2010, the options will become fully vested if Mr. Sterba is terminated without “Cause” (as defined in the Agreement) or terminates his employment for “Good Reason” (as defined in the Agreement). In addition, unless his employment is terminated by the Company for Cause, the term of the option will be extended to the earlier of two years from such termination or the end of the seven year term of such options.

•

For the years 2012, 2013 and 2014, Mr. Sterba’a target payout under the Company’s Long-Term Incentive Plan (“LTIP”) will be increased to 250% of his annual base salary. Mr. Sterba’s 2012 LTIP grants will be increased to reflect the increased target payout.

•	Mr. Sterba’s performance stock unit (“PSU”) grants and option grants under the LTIP in 2012, 2013 and 2014 are or will be subject to the following terms:

•	Grants made in 2012 will time-vest in three equal installments on January 1, 2013, 2014 and 2015.

•	Grants made in 2013 will time-vest in two equal installments on January 1, 2014 and 2015.

•	Grants made in 2014 will fully time-vest on January 1, 2015.

•

The time-vesting of Mr. Sterba’a options and PSUs are subject to his continued employment by the Company, unless his employment is terminated by the Company without Cause, he terminates employment with the Company for Good Reason, he dies or he is disabled, in which case all outstanding PSUs and options will time-vest (and the option term will be extended to the earlier of two years from such event or the end of the stated term of such options).

•

Each PSU grant also would be subject to performance-vesting criteria based upon the Company’s performance during the applicable three year performance period, and payouts, if any, to Mr. Sterba under the PSUs would be made between January 1, and March 15 of the year following the last year of the performance period.

•	If vesting terms of the LTIP and related grants are more favorable than those described above, the terms of the LTIP and related grants will prevail.

In addition, the Agreement contains severance provisions applicable in the event Mr. Sterba’s employment is terminated by the Company without Cause or is terminated by Mr. Sterba for Good Reason. Upon the occurrence of these events, Mr. Sterba will be entitled to receive:

•	Eighteen months base salary, payable in installments; and

•	Continued health, dental and vision coverage in accordance with the Company’s Executive Severance Policy.

The Agreement also provides for Mr. Sterba’a participation in other Company compensatory, health and insurance plans.

The foregoing summary is qualified in all respects by the actual terms of the Agreement, a copy of which is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits

99.1	Amended Employment Letter Agreement between American Water Works Company, Inc. and Jeffry E. Sterba, dated March 26, 2012

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2012	By:	/s/ Kellye L. Walker
Kellye L. Walker
Chief Administrative Officer, General Counsel and Secretary